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                                                                     Exhibit 5.1


                      [Letterhead of Covington & Burling]

                                                  March 31, 2000




Calpine Corporation
Calpine Capital Trust II
c/o Calpine Corporation
50 West San Fernando Street
San Jose, California 95113

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission, of (a) 7,200,000 shares of 5 1/2% Convertible Preferred Securities, Remarketable Term Income Deferrable Equity Securities (the "HIGH TIDES") of Calpine Capital Trust II, a Delaware business trust, (b) $371,134,100 in aggregate principal amount of the 5 1/2% Convertible Subordinated Debentures due 2030 (the "Debentures") of Calpine Corporation, a Delaware corporation (the "Company"), (c) 3,514,320 shares of Common Stock, par value $.001 per share (the "Shares"), of the Company, and (d) the Preferred Securities Guarantee, dated as of January 31, 2000, of the HIGH TIDES (the "Guarantee") by the Company, we have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

     We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, and that the Debentures have been duly authenticated by the Trustee for the Debentures as provided in the Indenture for the Debentures.

     Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

          (1) The Debentures and the Guarantee constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (2) The Shares have been duly authorized and reserved for issuance upon conversion of the Debentures and, when issued upon such conversion in accordance with the terms of the Debentures, and assuming compliance with the Act, will be validly issued, fully paid and nonassessable.

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     Covington & Burling
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     The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defense or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party's liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, or (iii) rights to collection of liquidated damages or penalties on overdue or defaulted obligations.

     We are members of the bar of the State of New York. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of New York, the Delaware General Corporation Law and the Federal law of the United States of America.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                   Very truly yours,

                                   /s/ Covington & Burling